8-27-07

AMENDMENT TO FUND ACCOUNTING AGREEMENT

AMENDMENT (“Amendment”) made as of August 11, 2007, among Firsthand Funds, a Delaware statutory trust having its principal place of business at 125 S. Market, Suite 1200, San Jose, California 95113 (the “Trust”) and Citi Fund Services Ohio, Inc., an Ohio corporation formerly known as BISYS Fund Services Ohio, Inc., having its principal place of business at 3435 Stelzer Road, Columbus, Ohio  43219, (“Citi”), to that certain Fund Accounting Agreement dated as of June 2, 2005, among the Trust and Citi (as amended and in effect as of the date hereof, the “Agreement”).  All capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for the Trust and each investment portfolio of the Trust listed on Schedule A or as may be established from time to time, (each a “Fund” and collectively the “Funds”), and

WHEREAS, the Trust and Citi wish to amend the list of Funds set forth on Schedule A of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Amendment.

Effective as of July 21, 2007, Schedule A of the Agreement, shall be replaced with Schedule A, attached hereto.

2.    Representations and Warranties.

(a)  The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii)  that the Board has approved this Amendment.

(b)  Citi represents that it has full power and authority to enter into and perform this Amendment.

8-27-07

3.    Miscellaneous.

(a)  This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)  Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)  Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)  This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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8-27-07

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

FIRSTHAND FUNDS

By:	/s/ Omar Billawala
Name:	Omar Billawala
Title:	Assistant Treasurer

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

8-27-07

SCHEDULE A

TO FUND ACCOUNTING AGREEMENT

BETWEEN

FIRSTHAND FUNDS AND

CITI FUND SERVICES OHIO, INC. (formerly known as BISYS Fund Services Ohio, Inc.)

Funds

Firsthand Technology Value Fund

Firsthand Technology Leaders Fund

Firsthand Technology Innovators Fund

Firsthand e-Commerce Fund

Firsthand Global Technology Fund

Firsthand Alternative Energy Fund (effective as of September 30, 2007)

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